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                                                               EXECUTION VERSION

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                                                         INVESTMENT NUMBER 10296



                              AMENDED AND RESTATED
                              PUT OPTION AGREEMENT


                                     BETWEEN


                              THE PRICE GROUP, LLC


                                       AND


                        INTERNATIONAL FINANCE CORPORATION





                            DATED SEPTEMBER 20, 2004
                      AMENDED AND RESTATED JANUARY 7, 2005



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                                TABLE OF CONTENTS

ARTICLE OR
  SECTION                              ITEM                             PAGE NO.


ARTICLE I      ................................................................1


DEFINITIONS    ................................................................1

     Section 1.01    DEFINITIONS...............................................1

ARTICLE II     ................................................................3

THE PUT OPTION ................................................................3

     Section 2.01    THE PUT OPTION............................................3
     Section 2.02    RIGHT OF TRANSFER.........................................4
     Section 2.03    OBLIGATIONS IRREVOCABLE...................................4
     Section 2.04    IFC'S RIGHT...............................................4

ARTICLE III    ................................................................5

REPRESENTATIONS AND WARRANTIES.................................................5

     Section 3.01    REPRESENTATIONS AND WARRANTIES............................5


ARTICLE IV     ................................................................7

MISCELLANEOUS PROVISIONS.......................................................7

     Section 4.01    SHARE CERTIFICATES: IFC REPRESENTATIONS...................7
     Section 4.02    NOTICES...................................................7
     Section 4.03    SUCCESSORS AND ASSIGNS....................................8
     Section 4.04    APPLICABLE LAW AND JURISDICTION...........................8
     Section 4.05    IFC'S IMMUNITIES AND PRIVILEGES..........................10
     Section 4.06    INDEMNIFICATION..........................................10
     Section 4.07    SEVERABILITY.............................................10
     Section 4.08    FURTHER ASSURANCES.......................................10
     Section 4.09    EFFECTIVE DATE...........................................11

                              AMENDED AND RESTATED
                              PUT OPTION AGREEMENT


        AGREEMENT dated September 20, 2004, and amended and restated January 7, 2005 among THE PRICE GROUP, LLC, a limited liability company organized and existing under the laws of the State of California (the "Investor"); and INTERNATIONAL FINANCE CORPORATION, an international organization established by Articles of Agreement among its member countries ("IFC").

        WHEREAS:

        (A) The Investor is an affiliate of PriceSmart, Inc., a company organized and existing under the laws of the State of Delaware ("PriceSmart").

        (B) In 2001 and 2002 IFC made certain debt and equity investments in PriceSmart and its affiliates.

        (C) The parties executed a Letter Agreement dated September 15, 2004, relating to the restructuring of IFC's investments in, and waivers and concessions to, PriceSmart and its subsidiaries (the "Restructuring") and as a condition of the Restructuring the parties hereto entered into a Put Option Agreement dated September 20, 2004 (the "Original POA").

        (D) IFC, with the agreement of PriceSmart, intends to dematerialize certain shares of the capital stock of PriceSmart in order that such shares can be held in uncertificated form, and such shares comprise the Option Shares (as defined below) hereunder.

        (F) The parties hereto desire to amend the Original POA to continue the Put Option (as defined below) in respect of uncertificated Option Shares.

        NOW, THEREFORE, the parties hereto hereby amend and restate the Original POA in its entirety as set forth above and below and agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

        Section 1.01 DEFINITIONS. Wherever used in this Agreement, unless the context otherwise requires, the following terms shall have the following meanings:

"Authority"             means any national, supranational, regional or local
                        government or governmental, administrative, fiscal, judicial, or government-owned body, department, commission, authority, tribunal, agency or entity, or central bank (or any Person, whether or not government owned and howsoever constituted or called, that exercises the functions of a central bank);

"Option Period"         means the period commencing on November 30, 2005 and
                        ending on November 30, 2006;

"Option Price"          means, with respect to any Option Shares, twelve Dollars
                        ($12.00) per share; provided, that the aggregate Option
                        Price for the Option Shares shall be three million six hundred thousand Dollars ($3,600,000) notwithstanding any increases or decreases in the number the Option
                        Shares as a result of stock splits, stock dividends, reverse stock splits, or similar adjustments on any Option Shares;

"Option Shares"         means the aggregate of:

                        (i) all of the three hundred thousand (300,000) shares of common stock of PriceSmart owned by IFC as of September 20, 2004;

                        (ii) all shares of PriceSmart received by IFC as a result of stock splits, stock dividends, reverse stock splits, or similar adjustments on any Option Shares; and

                        (iii) all shares (of any company) received by IFC in exchange, replacement or substitution of any Option Shares;

"Put Notice"            means a written notice given by IFC to the Investor
                        pursuant to Section 2.01(b), which shall set forth:

                        (i)     the number of Option Shares;

                        (ii)    the Settlement Date, such date to be not


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                                less than thirty (30) days after the date of the
                                relevant Put Notice; provided, that if the approval of any Authority is required for the purchase by the Investors of any Option Shares, such date shall be no more than thirty (30) days following date any such approval is granted; and

                        (iii)   the Settlement Place;

"Put Option"            means the option of IFC to sell to the Investor at the
                        Option Price all or a part of the Option Shares pursuant to Section 2.01(a);

"Section" or "Sections" means a section or sections of this Agreement;

"Settlement Date"       means the date specified in the relevant Put Notice for
                        making payment for the Option Shares or, if the approval of any Authority is required for the Investor's purchase thereof, a date determined by IFC falling no more than thirty (30) days following the grant of any such approval; and

"Settlement Place"      means the place to be specified by IFC in the relevant
                        Put Notice for any payments to be made and certificates, if any, representing Option Shares to be delivered in connection with any exercise of the Put Option under this Agreement.


                                   ARTICLE II
                                 THE PUT OPTION

        Section 2.01 THE PUT OPTION. (a) IFC shall have the option to sell all or part of the Option Shares to the Investor and, upon the exercise by IFC of such option, the Investor shall be obligated to pay at the Option Price, on the Settlement Date and at the Settlement Place, for all the Option Shares so sold by IFC.

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        (b)     The Put Option may be exercised by IFC at any time or from time to time, and shall, in each case, be in respect of all or a part of the Option Shares, by delivery of a Put Notice within the Option Period.

        (c) Upon receipt of a Put Notice, the Investor shall, on or prior to the relevant Settlement Date (which, for the avoidance of doubt, need not occur within the Option Period) deposit the Option Price with its broker with irrevocable instructions to transmit the Option Price in Dollars, in immediately available funds, to IFC pursuant to written wire instructions provided by IFC. Upon receipt of the Option Price as provided in the preceding sentence, IFC shall deliver to the Investor the certificate or certificates, if any, representing the relevant Option Shares, duly endorsed, or accompanied by appropriate stock powers duly endorsed, for transfer thereof to the Investor or, if such Option Shares are uncertificated, appropriate instrument(s) of transfer, duly executed, for transfer thereof to the Investor.

        Section 2.02 RIGHT OF TRANSFER. Without prejudice to any remedies available to IFC under this Agreement or otherwise, and notwithstanding any other provision of this Agreement, in the event that, after IFC shall have delivered a Put Notice during the Option Period to the Investor, the Investor shall fail to pay in full, as herein provided, for all of the Option Shares included in such Put Notice, IFC, at its sole discretion, not earlier than ninety (90) days after the Settlement Date, shall be free to sell, transfer or otherwise dispose of any or all of such Option Shares, provided, however, that the Investor shall remain obligated to pay to IFC the Option Price, but reduced by an amount equal to the proceeds, if any, from such sale, transfer or disposition by IFC.

        Section 2.03 OBLIGATIONS IRREVOCABLE. The obligations of the Investor under this Agreement are firm and irrevocable and shall not be terminated, suspended or affected in any manner by the deterioration of PriceSmart's financial situation, the interruption of PriceSmart's operations, the insolvency of PriceSmart, the filing of any bankruptcy procedure or any similar procedure against PriceSmart or any other circumstances whatsoever.

        Section 2.04 IFC'S RIGHT. Notwithstanding any provision in this Agreement to the contrary, in the event any Authorization which is required for the sale by IFC of any of the Option Shares to the Investor is not granted within six (6) months from the date any such Authorization is requested in writing IFC may sell any or all the Option Shares to a third party in accordance with applicable law.

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                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

        Section 3.01 REPRESENTATIONS AND WARRANTIES. The Investor hereby represents and warrants to IFC that, as of the date of this Agreement:

        (a) DUE INCORPORATION AND ORGANIZATION. It is a limited liability company duly formed and validly existing - under the laws of the State of California and has the power to enter into, and comply with its obligations under, this Agreement.

        (b) AUTHORIZATION. All action on the part of the Investor necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of the Investor hereunder has been taken, and this Agreement has been duly executed and delivered by the Investor and constitutes a valid and legally binding obligation of the Investor, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally, and
(ii) the effect of rules of law governing the availability of equitable remedies.

        (c) NO CONFLICT. The execution, delivery and performance of this Agreement does not violate or exceed its powers or contravene (i) any provision of any applicable law, regulation, decree or order to which it is subject, (ii) any provision of its statutes or constitutive documents, or (iii) any provision of any mortgage, deed, contract, agreement or other instrument to which it is a party, or which is binding upon it or any of its assets.

        (d) PURCHASE FOR OWN ACCOUNT. The Option Shares to be purchased by the Investor hereunder will be acquired for investment for the Investor's own account, not as a nominee or agent, and not with a view to the public distribution thereof within the meaning of the United States Securities Act of 1933 (the "1933 Act"), and the Investor has no present intention of selling or otherwise distributing the same, except in compliance with the requirements of, or pursuant to a valid exemption from, the 1933 Act. The Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Option Shares. The Investor has not been formed for the specific purpose of acquiring Option Shares.

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        (e)     ACCREDITED INVESTOR STATUS. The Investor is an "accredited investor" within the meaning of Regulation D promulgated under the 1933 Act. By reason of its business and financial experience, sophistication and knowledge, the Investor is capable of evaluating the risks and merits of the investment made pursuant to this Agreement. The Investor confirms that it is able (i) to bear the economic risk of this investment, as well as other risk factors as more fully set forth in publicly available documents relating to PriceSmart, (ii) to hold the Option Shares for an indefinite period of time, and (iii) to bear a complete loss of the Investor's investment; and the Investor represents that it has sufficient liquid assets so that the illiquidity associated with this investment will not cause any undue financial difficulties or affect the Investor ability to provide for its current needs and possible financial contingencies.

        (f) RESTRICTED SECURITIES. The Investor understands that the Option Shares are characterized as "restricted securities" under the 1933 Act inasmuch as they are being acquired in a transaction not involving a public offering and that under the 1933 Act and applicable regulations thereunder such securities may be resold without registration under the 1933 Act only in certain limited circumstances. In this connection the Investor represents that it is familiar with Rule 144 of the U.S. Securities and Exchange Commission, as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act. The Investor understands that IFC is under no obligation to register any of the securities sold hereunder.

        (g) DUE DILIGENCE AND NO SOLICITATION. The Investor has had a reasonable opportunity to conduct comprehensive due diligence and to ask questions of and receive answers from PriceSmart and its officers, and all such questions have been answered to the full satisfaction of the Investor. At no time was the Investor presented with or solicited by any leaflet, public promotional meeting, circular, newspaper or magazine article, radio or television advertisement or any other form of general solicitation or general advertising.

        (h) LEGENDS. It is understood that the certificates, if any, evidencing the Option Shares will bear the legends set forth below:

                (i) THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER TEE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR

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                        RESOLD) EXCEPT AS PERMITTED UNDER THE ACT AND THE
                        APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

                (ii) Any legend required by the laws of the State of California, including any legend required by the California Department of Corporations.

PROVIDED, that any such legend may be removed from the Option Shares in accordance with applicable law.

                                   ARTICLE IV

                            MISCELLANEOUS PROVISIONS

        Section 4.01 SHARE CERTIFICATES: IFC REPRESENTATIONS. (a) IFC shall, on the Settlement Date or as soon as practicable thereafter but only after receipt of the Option Price, transfer to the Investor the relevant certificates, if any, representing the Option Shares in respect of which the Put Option was exercised, together with such instruments of transfer, if any, as shall be required under applicable laws to effect the transfer of such Option Shares, free and clear of liens, charges and encumbrances.

        (b) In connection with any transfer of Option Shares hereunder pursuant to the exercise of the Put Option, IFC shall not be required to make any representations or warranties other than (i) as to the due authority of any person executing any notice, share certificate, stock power or other instrument in connection with such transfer and (ii) that such Option Shares are free and clear of any lien, charge or encumbrance imposed or suffered by IFC.

        Section 4.02 NOTICES. Any notice or request required or permitted to be given or made hereunder shall be in writing. Such notice or request shall be deemed to have been duly given or made when it shall be delivered by hand, airmail, or established courier service to the party to which it is required or permitted to be given or made at such party's address specified below, or such other address as such party shall have designated by notice to the party giving such notice or making such request. Notices may be sent by telecopier, however, any communication to be delivered to any party under this Agreement which is sent by telecopier will not constitute written legal evidence between the parties.

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For the Investor:

              The Price Group, LLC
              7979 Ivanhoe Avenue, Suite 520
              La Jolla, CA 92037

              Attn: Robert Price

              Facsimile:  (858) 551-2314

For IFC:

              International Finance Corporation
              2121 Pennsylvania Avenue, N.W.
              Washington, D.C. 20433
              United States of America
              Attn: Portfolio Manager
                    Global Manufacturing & Services Department

              Facsimile:  (202) 974-4391

        Section 4.03 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto. The Investor may not assign or otherwise transfer all or any part of its rights and obligations under this Agreement without the prior written consent of IFC. Any purported assignment or transfer in violation of this Section shall be void.

        Section 4.04 APPLICABLE LAW AND JURISDICTION. (a) This Agreement is governed by, and shall be construed in accordance with, the laws of the State of New York, United States of America.

        (b) The Investor irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement may be brought by IFC in the courts of the United States of America located in the Southern District of New York. By the execution of this Agreement, the Investor irrevocably submits to the non-exclusive jurisdiction of any such court in any such action, suit or proceeding. Final judgment against the Investor in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law.

        (c) Nothing in this Agreement shall affect the right of IFC to commence legal proceedings or otherwise sue the Investor in any other appropriate jurisdiction, or concurrently in more than one jurisdiction, or to serve

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process, pleadings and other legal papers upon the Investor in any manner authorized by the laws of any such jurisdiction.

        (d) The Investor also irrevocably consents, if for any reason Investor is not present in New York, New York, to the service of such papers being made out of those courts by mailing copies of the papers by registered United States air mail, postage prepaid, to the Investor at its address specified pursuant to Section 4.02. In such a case, IFC shall also send by facsimile, or have sent by facsimile, a copy of the papers to the Investor.

        (e) Service in the manner provided in this Section 4.04 in any action, suit or proceeding will be deemed personal service, will be accepted by the Investor as such and will be valid and binding upon the Investor for all purposes of any such action, suit or proceeding.

        (f) The Investor irrevocably waives to the fullest extent permitted by applicable law:

                (i) any objection which it may have now or in the future to the laying of the venue of any action, suit or proceeding in any court referred to in this Section;

                (ii) any claim that any such action, suit or proceeding has been brought in an inconvenient forum; and

                (iii) any and all rights to demand a trial by july in any such action, suit or proceeding brought against the Investor by IFC.

        (g) To the extent the Investor may be entitled in any jurisdiction to claim for itself or its assets immunity in respect of its obligations under this Agreement from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction that immunity (whether or not claimed) may be attributed to it or its assets, the Investor irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted now or in the future by the laws of such jurisdiction.

        (h) The Investor hereby acknowledges that IFC shall be entitled under applicable law, including the provisions of the International Organizations Immunities Act, to immunity from a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby brought against IFC in any court of the United States of America. The

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Investor hereby waives any and all rights to demand a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, brought against IFC in any forum in which IFC is not entitled to immunity from a trial by jury.

        (i) To the extent that the Investor may, in any suit, action or proceeding brought in any of the courts referred to in Section 4.05(b) or elsewhere arising out of or in connection with this Agreement, be entitled to the benefit of any provision of law requiring IFC in such suit, action or proceeding to post security for such costs of the Investor, or to post a bond or to take similar action, the Investor hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the laws of the jurisdiction in which such court is located.

        Section 4.05 IFC'S IMMUNITIES AND PRIVILEGES. Nothing in this Agreement shall be construed as a waiver, renunciation or other modification of any immunities, privileges or exemptions of IFC accorded IFC under its Articles of Agreement, international convention or any applicable law.

        Section 4.06 INDEMNIFICATION. The Investor shall indemnify, defend and hold harmless IFC, its officers, directors and employees against and in respect of any losses, claims, damages or liabilities (including legal or other fees and expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage or liability) to which IFC or any such persons may become subject under the 1933 Act or otherwise insofar as such losses, claims, damages or liabilities (or actions with respect thereto) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in this Agreement, or arise as a result of the granting or exercise of the Put Option or misrepresentation of a material fact contained in this Agreement.

        Section 4.07 SEVERABILITY. If at any time any provision of this Agreement shall be invalid, illegal or unenforceable in any respect under any law the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        Section 4.08 FURTHER ASSURANCES. Each party shall afford to the other parties such co-operation, and shall execute such documents, at the request and cost of that party, as shall reasonably be required in order to give the party making the request the full benefit of the rights, powers and obligations under the terms of this Agreement.

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        Section 4.09    EFFECTIVE DATE. This Agreement shall become effective as
of the date of amendment and restatement set forth above upon its execution by the last party to sign.


                         [SIGNATURES ON FOLLOWING PAGE]






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        IN WITNESS WHEREOF, the parties hereto, acting through their duly authorized representatives, have caused this Agreement to be signed in their respective names as of the date first above written.

                                        THE PRICE GROUP, LLC


                                        By:     /s/ Robert E. Price
                                           -------------------------------------
                                        Name:   Robert E. Price
                                        Title:  Manager


                                        INTERNATIONAL FINANCE CORPORATION


                                        By:     /s/ Stanley Greig
                                           -------------------------------------
                                        Name:   Stanley Greig
                                        Title:  Manager, Global Manufacturing &
                                                Services Dep't.




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